March 19, 2024

Frank Keller

Dear Frank,

I am thrilled to congratulate you on your promotion to EVP, GM, Large Enterprise & Merchant Platform Group, effective April 1, 2024. This achievement recognizes the success you’ve demonstrated with delivering strong business results and leading by example as a champion of our values and mission. We are fortunate to have you as part of our leadership team to continue delivering for our customers, employees, and communities.

This promotion is a special career milestone, and one I hope you celebrate proudly with your family, friends and colleagues. On behalf of myself and the Senior Leadership Team, I want to personally express my gratitude for your leadership and contributions to PayPal.

As part of your new promotion compensation package, your annual base salary will increase to $750,000 and your bonus target will increase to 125%, effective April 1, 2024.

In addition, you will be granted a special equity award based on a value of $2,500,000. This equity award will be granted* in time-based restricted stock units (RSUs) and performance-based restricted stock units (PBRSUs). Equity grants are subject to applicable taxes and withholdings and are governed by the applicable award agreement and any other related documents.

•The anticipated grant date is on or around April 15, 2024.*
•The chart below provides a summary of the applicable vesting conditions. Each equity award is subject to applicable taxes and withholdings and are governed by the applicable award agreement and any other related documents.

Grant	Value	Vesting Schedule
Restricted Stock Units	$1,250,000
The value of the RSUs will be converted into a number of PayPal shares in accordance with PayPal policies.
One-third (1/3) of the RSUs subject to the award will vest on the first anniversary of the grant date, with one-twelfth (1/12) of the RSUs subject to the award vesting on each quarterly vest date thereafter, conditioned upon your continued employment with a PayPal company.

Performance-based Restricted Stock Units	$1,250,000
The target value of the PBRSUs will be converted into a number of PayPal shares in accordance with PayPal policies.
Any PBRSUs earned based on PayPal Holdings’ performance over the three-year 2024 – 2026 performance period will vest and be settled in March 2027, conditioned upon your continued employment with a PayPal company.

*Each equity award is subject to approval by the Compensation Committee of the PayPal Holdings, Inc. Board of Directors.

I look forward to your continued growth as a senior leader at PayPal, and to partnering with you as we continue together on our journey to transform the world’s digital economy.

Congratulations!

Alex Chriss President and CEO

The PayPal Holdings, Inc. 2015 Equity Incentive Award Plan (the “Plan”), the equity award agreements and other related policies and agreements set forth the terms and conditions that govern your equity awards (“Awards”). You will be required to sign (or electronically accept) the grant materials which PayPal will provide to you. PayPal, in its sole discretion, may suspend, modify, cancel or terminate the Plan at any time without any compensation to you. Your participation in the Plan is entirely voluntary and the benefits afforded under the Plan do not form an employment contract with PayPal or any of its affiliates. The grant of the Awards is a one-time benefit which will not give you a right to any future grants under the Plan. The Awards and any shares acquired under the Plan are an additional benefit that may be given to you by PayPal and not by your employer or any other affiliate of PayPal. Therefore, the Awards and any shares acquired under the Plan are not part of your employment relationship with your employer and are completely separate from your salary or any other remuneration or benefits provided to you by your employer. This means any gain you realize from the RSUs and PBRSUs will not be included if and when any bonuses, termination compensation, severance payments, payments during a notice period or indemnity that you may receive from your employer are calculated. If Awards are granted to you, you will be responsible for any tax or social insurance contribution obligations arising from the Awards and any shares acquired under the Plan. You will need to seek advice from your personal advisor at your own expense regarding the tax implications of any Awards granted to you. If you are employed outside the United States, all disputes relating to the Awards or this letter shall be governed by U.S. federal and California state law (but not including the choice of law rules thereof). For employees outside the United States, for purposes of litigating any dispute that arises from the Awards or this letter, you consent to the exclusive jurisdiction of the State of California and agree that such litigation shall be conducted in the courts of the County of Santa Clara, California, or the U.S. federal courts for the Northern District of California, and no other courts, where the grant of Awards, if any, shall be made and/or performed. In the event that PayPal discovers that it has not timely granted an equity or equity-related award on its intended grant date, PayPal shall have the right and authority to grant the award after such discovery, which award shall be subject to the same vesting schedule and Average PayPal Closing Price (as determined pursuant to applicable PayPal policies) as would have been applicable had the award been granted on the intended grant date. No employee or any other individual shall have any other right in connection with any such award, other than as explicitly provided by PayPal.